Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1) Registration Statement (Form S-3 No. 333-184466), of The Howard Hughes Corporation, and

(2) Registration Statements (Form S-8 No. 333-170431, Form S-8 No. 333-170432, Form S-8 No. 333-171909, and Form S-8 No. 333-171910) pertaining to the 2010 Amended and Restated Incentive Plan of The Howard Hughes Corporation;

of our reports dated February 29, 2016, with respect to the consolidated financial statements and schedule of The Howard Hughes Corporation, and the effectiveness of internal control over financial reporting of The Howard Hughes Corporation, included in this Annual Report (Form 10-K) for the year ended December 31, 2015.

/s/ Ernst & Young LLP

Dallas, Texas
February 29, 2016